Exhibit 99.1

NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2020

FISCAL 2020 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues were $2.48 billion, a 6% decline compared to $2.63 billion in the prior year

•	Net income was $103 million compared to $119 million in the prior year

•	Total Segment EBITDA was $355 million compared to $370 million in the prior year

•	Reported diluted EPS were $0.14 compared to $0.16 in the prior year – Adjusted EPS were $0.18, flat with the prior year

•	Completed the sale of Unruly to Tremor International in January

•	Dow Jones results reflected 17% growth in digital-only subscribers, continued strength in Risk and Compliance

•	News UK saw growth in advertising revenues and contributed to strong Segment EBITDA growth at the News and Information Services segment

•	Profitability contribution from Move, operator of realtor.com®, increased while the referral model continues to show promising signs with improvement in close rates and other key metrics

NEW YORK, NY – February 6, 2020 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2019.

Commenting on the results, Chief Executive Robert Thomson said:

“In the second quarter of Fiscal 2020, News Corp saw growth at several of our news businesses and an increased profit contribution from Move, operator of realtor.com®. The results were affected by a sluggish Australian economy, uncharacteristic softness in book publishing, and foreign exchange fluctuations. We expect improvement in the second half as real estate markets show signs of gradual recovery, Dow Jones benefits from new content licensing arrangements and higher digital subscribers, and HarperCollins capitalizes on an exciting slate of new releases.

Our News and Information Services segment posted notably higher profitability driven by a strong increase at News UK as well as continued growth at Dow Jones, where consumer subscriptions recently reached a record 3.5 million, including two million digital-only subscribers at The Wall Street Journal. I would particularly like to highlight the Risk and Compliance business, which is flourishing, with over 20 percent revenue growth for the twelfth consecutive quarter. Client companies are wisely seeking to minimize risk and maximize compliance.

We are seeing significant progress in our long battle for equitable treatment from the dominant tech platforms, and our deals with Apple and Facebook are beginning to yield financial dividends. The Company took important steps on the path toward simplification with the sale of Unruly, the ad tech business, while we are engaged in negotiations for the sale of News America Marketing. We believe that increasing investor focus on the core growth sectors, whether Risk and Compliance or Digital Real Estate, will be to the advantage of our shareholders.”

SECOND QUARTER RESULTS

The Company reported fiscal 2020 second quarter total revenues of $2.48 billion, 6% lower compared to $2.63 billion in the prior year period. The decline reflects a $50 million, or 2%, negative impact from foreign currency fluctuations. The rest of the decline primarily reflects the difficult prior year comparison at the Book Publishing segment, lower subscription revenues at Foxtel, lower print-related advertising revenues at the News and Information Services segment and continued pressure at REA Group due to challenges in the Australian housing market. The declines were partially offset by continued growth in circulation and subscription revenues at the News and Information Services segment. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) declined 4%.

Net income for the quarter was $103 million, a 13% decline compared to $119 million in the prior year, primarily reflecting lower Total Segment EBITDA, as discussed below.

The Company reported second quarter Total Segment EBITDA of $355 million, a 4% decline compared to $370 million in the prior year, primarily reflecting lower revenues, as discussed above, and a $10 million, or 3%, negative impact from foreign currency fluctuations. Adjusted Total Segment EBITDA (as defined in Note 2) decreased 3%.

Diluted net income per share attributable to News Corporation stockholders was $0.14 as compared to $0.16 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.18, flat with the prior year.

SEGMENT REVIEW

	For the three months ended			For the six months ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)

Revenues:
News and Information Services	$1,241	$1,257	(1) %	$2,390	$2,505	(5) %
Subscription Video Services	501	562	(11) %	1,015	1,127	(10) %
Book Publishing	442	496	(11) %	847	914	(7) %
Digital Real Estate Services	294	311	(5) %	566	604	(6) %
Other	1	1	-	1	1	-

Total Revenues	$2,479	$2,627	(6) %	$4,819	$5,151	(6) %

Segment EBITDA:
News and Information Services	$142	$112	27%	$198	$221	(10) %
Subscription Video Services	70	84	(17) %	151	197	(23) %
Book Publishing	63	88	(28) %	112	156	(28) %
Digital Real Estate Services	118	121	(2) %	200	226	(12) %
Other	(38)	(35)	(9) %	(85)	(72)	(18) %

Total Segment EBITDA	$355	$370	(4) %	$576	$728	(21) %

News and Information Services

Revenues in the quarter decreased $16 million, or 1%, as compared to the prior year, reflecting a $15 million, or 1%, negative impact from foreign currency fluctuations. Within the segment, Dow Jones and News UK revenues grew 4% and 2%, respectively, while revenues at News Corp Australia and News America Marketing declined 9% and 4%, respectively.

Circulation and subscription revenues increased 3% compared to the prior year, which includes a $6 million, or 1%, negative impact from foreign currency fluctuations. Circulation and subscription revenues again benefited from a healthy contribution from Dow Jones’ consumer products, which saw a 5% increase in circulation revenues, reflecting 17% digital paid subscriber growth and subscription price increases. Dow Jones’ consumer products reached 3.4 million total subscribers, reflecting an 8% increase compared to the prior year. The results also reflect an 8% increase in revenues at Dow Jones’ Professional Information Business, which benefited from 21% growth in its Risk & Compliance products. Price increases and digital subscriber growth at other mastheads also contributed to the results. These increases were largely offset by lower print volume in Australia and the U.K.

Advertising revenues declined 5% compared to the prior year, of which $7 million, or 1%, was related to the negative impact from foreign currency fluctuations. The remainder of the decline was driven by weakness in the print advertising market, primarily in Australia, and lower home delivered revenues, which include free-standing insert products, at News America Marketing. The declines were mitigated by growth at News UK, led by strong digital advertising growth at The Sun. Advertising revenues at Dow Jones declined 5% in the quarter. Digital revenues represented 43% of total Dow Jones advertising revenues in the quarter.

Segment EBITDA increased $30 million in the quarter, or 27%, as compared to the prior year, benefiting from a $22 million one-time benefit from the settlement of certain warranty related claims pertaining to previously incurred and ongoing repairs and maintenance costs for News UK’s printing business. The results also reflect higher contribution from News UK, resulting from cost savings, and from Dow Jones, as well as lower losses at the New York Post. The improvement was partially offset by the lower revenues at News Corp Australia and News America Marketing referenced above.

Digital revenues represented 36% of News and Information Services segment revenues in the quarter, compared to 32% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 39% of their combined revenues, and at Dow Jones, digital accounted for 57% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended December 31, 2019 were 1,929,000, compared to 1,709,000 in the prior year (Source: Internal data)
•	Closing digital subscribers at News Corp Australia’s mastheads as of December 31, 2019 were 566,600, compared to 460,300 in the prior year (Source: Internal data)
•	The Times and Sunday Times closing digital subscribers as of December 31, 2019 were 320,000, compared to 269,000 in the prior year (Source: Internal data)
•	The Sun’s digital offering reached approximately 140 million global monthly unique users in December 2019 (Source: Google Analytics; prior year comparable statistic unavailable due to source change)

Subscription Video Services

Revenues in the quarter decreased $61 million, or 11%, compared with the prior year, of which $25 million, or 5%, was due to the negative impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 6% compared to the prior year. The remainder of the revenue decline was driven by the impact from lower broadcast subscribers and changes in the subscriber package mix, partially offset by higher revenues from Foxtel’s OTT products, Kayo, which launched in November 2018, and Foxtel Now.

As of December 31, 2019, Foxtel’s total closing subscribers were 2.952 million, an increase of 3% compared to the prior year, primarily due to subscriber growth at Kayo, partially offset by lower broadcast subscribers. 2.268 million of the total closing subscribers were broadcast and commercial subscribers, and the remainder consisted of Foxtel Now and Kayo subscribers. As of December 31, 2019, there were 372,000 Kayo subscribers, of which 350,000 were paying subscribers, compared to 72,000 subscribers (42,000 paying) in the prior year. As of February 5th, there were more than 370,000 paying Kayo subscribers. As of December 31, 2019, there were 343,000 Foxtel Now subscribers, of which 334,000 were paying subscribers, compared to 358,000 subscribers (354,000 paying) in the prior year.

Broadcast subscriber churn in the quarter was 16.0% compared to 15.6% in the prior year, due to increased volume of churn from lower-value customers on expiring contracts in wholesale channels, partially offset by improvements at the Foxtel retail channel. Broadcast ARPU for the quarter declined 1% compared to the prior year to over A$77 (US$53), primarily due to the changes in the subscriber package mix.

Segment EBITDA in the quarter decreased $14 million, or 17%, compared with the prior year, primarily due to lower revenues, partially offset by lower total costs, including programming and transmission costs. Adjusted Segment EBITDA (as defined in Note 2) decreased 12%.

Book Publishing

Revenues in the quarter declined $54 million, or 11%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $2 million, or 1%. The revenue decline was primarily due to the difficult comparisons to the prior year, which had higher sales of Homebody: A Guide to Creating Spaces You Never Want to Leave by Joanna Gaines, Girl, Wash Your Face by Rachel Hollis, The Hate U Give by Angie Thomas and The Subtle Art of Not Giving a F*ck by Mark Manson. The decline was partially offset by the success of The Pioneer Woman Cooks: The New Frontier by Ree Drummond and The Beast of Buckingham Palace by David Walliams. Digital sales increased 5% compared to the prior year, primarily due to growth in downloadable audiobooks, and represented 19% of Consumer revenues for the quarter. Segment EBITDA for the quarter declined $25 million, or 28%, from the prior year, primarily due to the lower revenues noted above and the different mix of titles.

Digital Real Estate Services

Revenues in the quarter declined $17 million, or 5%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $8 million, or 2%. Segment EBITDA in the quarter declined $3 million, or 2%, compared to the prior year, primarily due to the $5 million negative impact from foreign currency fluctuations, as lower revenues at REA Group were more than offset by lower costs at Move. Adjusted Revenues declined 3% and Adjusted Segment EBITDA increased 2%.

In the quarter, revenues at REA Group decreased 8% to $173 million from $189 million in the prior year, primarily due to the negative impact from foreign currency fluctuations, lower revenues associated with declines in listing volumes and fewer new project launches, partially offset by higher yield and improved product mix in the residential business.

Move’s revenues in the quarter decreased 1% to $121 million from $122 million in the prior year, primarily due to lower revenues from software and services. The decline was partially offset by 4% growth in its real estate revenues, which represented 82% of total Move revenues, reflecting growth in audience and higher lead volume, as well as higher revenues from Local Expert. Realtor.com® continued to migrate leads from its ConnectionsSM Plus product to its performance-based Opcity product, which resulted in a delay in the timing of revenue recognition. Move continues to see improvements in all key metrics with the Opcity product, including close rates. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal second quarter grew 9% year-over-year to approximately 59 million, with mobile representing more than half of all unique users.

CASH FLOW

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the six months ended December 31,
	2019	2018
	(in millions)

Net cash provided by operating activities	$192	$358
Less: Capital expenditures	(237)	(264)

	(45)	94
Less: REA Group free cash flow	(86)	(105)
Plus: Cash dividends received from REA Group	35	37

Free cash flow available to News Corporation	$(96)	$26

Net cash provided by operating activities of $192 million for the six months ended December 31, 2019 was $166 million lower than $358 million in the prior year period, primarily due to lower Total Segment EBITDA as noted above and lower cash distributions received from affiliates of $22 million.

Free cash flow available to News Corporation in the six months ended December 31, 2019 was $(96) million compared to $26 million in the prior year period. The decline was primarily due to lower cash provided by operating activities, as mentioned above, partially offset by lower capital expenditures. Foxtel’s capital expenditures for the six months ended December 31, 2019 were $129 million, compared to $139 million in the prior year period. Free cash flow available to News Corporation has typically been higher in the second half of the fiscal year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Subsequent Events

In January 2020, the Company sold Unruly to Tremor International Ltd (“Tremor”) for approximately 7% of Tremor’s outstanding shares. The transaction is subject to certain cash adjustments, and the Company agreed not to sell the Tremor shares for a period of 18 months after closing. At closing, the Company and Tremor entered into a three year commercial arrangement which granted Tremor the exclusive right to sell outstream video advertising on all of the Company’s digital properties in exchange for a total minimum revenue guarantee for News Corp of £30 million.

In February 2020, Foxtel and certain of its subsidiaries entered into a subordinated shareholder loan facility agreement (the “Telstra Facility”) with Telstra, an Australian Securities Exchange-listed telecommunications company which owns a 35% interest in Foxtel. The Telstra Facility provides Foxtel with up to A$170 million that can be used to finance cable transmission costs due to Telstra under a services arrangement between Foxtel and Telstra. The Telstra Facility bears interest at a variable rate of Australian BBSY plus an applicable margin of 7.75% and matures in December 2027. The terms of the Telstra Facility allow for the capitalization of accrued interest to the principal outstanding.

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 15, 2020 to stockholders of record as of March 11, 2020.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm EST on February 6, 2020. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions such as the strategic review and potential sale of NAM, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:
Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim

212-416-4529

lkim@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2019	2018	2019	2018

Revenues:
Circulation and subscription	$990	$1,029	$1,985	$2,063
Advertising	677	718	1,285	1,382
Consumer	421	478	808	878
Real estate	242	248	460	475
Other	149	154	281	353

Total Revenues	2,479	2,627	4,819	5,151

Operating expenses	(1,350)	(1,484)	(2,687)	(2,824)
Selling, general and administrative	(774)	(773)	(1,556)	(1,599)
Depreciation and amortization	(162)	(163)	(324)	(326)
Impairment and restructuring charges	(29)	(19)	(326)	(37)
Equity losses of affiliates	(3)	(6)	(5)	(9)
Interest expense, net	(8)	(15)	(4)	(31)
Other, net	2	7	6	27

Income (loss) before income tax expense	155	174	(77)	352
Income tax expense	(52)	(55)	(31)	(105)

Net income (loss)	103	119	(108)	247
Less: Net income attributable to noncontrolling interests	(18)	(24)	(34)	(51)

Net income (loss) attributable to News Corporation stockholders	$85	$95	$(142)	$196

Weighted average shares outstanding:
Basic	588	585	587	584
Diluted	590	587	587	586

Net income (loss) attributable to News Corporation stockholders per share - basic	$0.15	$0.16	$(0.24)	$0.34
Net income (loss) attributable to News Corporation stockholders per share - diluted	$0.14	$0.16	$(0.24)	$0.33

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of December 31, 2019	As of June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,272	$1,643
Receivables, net	1,570	1,544
Inventory, net	358	348
Other current assets	518	515

Total current assets	3,718	4,050

Non-current assets:
Investments	325	335
Property, plant and equipment, net	2,476	2,554
Operating lease right-of-use assets	1,299	-
Intangible assets, net	2,257	2,426
Goodwill	4,976	5,147
Deferred income tax assets	283	269
Other non-current assets	948	930

Total assets	$16,282	$15,711

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$375	$411
Accrued expenses	1,072	1,328
Deferred revenue	411	428
Current borrowings	-	449
Other current liabilities	869	724

Total current liabilities	2,727	3,340

Non-current liabilities:
Borrowings	1,201	1,004
Retirement benefit obligations	258	266
Deferred income tax liabilities	268	295
Operating lease liabilities	1,343	-
Other non-current liabilities	358	495

Commitments and contingencies

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,183	12,243
Accumulated deficit	(2,114)	(1,979)
Accumulated other comprehensive loss	(1,117)	(1,126)

Total News Corporation stockholders’ equity	8,958	9,144
Noncontrolling interests	1,169	1,167

Total equity	10,127	10,311

Total liabilities and equity	$16,282	$15,711

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the six months ended December 31,
	2019	2018
Operating activities:
Net (loss) income	$(108)	$247

Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	324	326
Operating lease expense	86	-
Equity losses of affiliates	5	9
Cash distributions received from affiliates	5	27
Impairment charges	292	-
Other, net	(6)	(27)
Deferred income taxes and taxes payable	(35)	40
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,661)	(140)
Inventories, net	3	(43)
Accounts payable and other liabilities	1,287	(81)

Net cash provided by operating activities	192	358

Investing activities:
Capital expenditures	(237)	(264)
Acquisitions, net of cash acquired	(2)	(185)
Investments in equity affiliates and other	(8)	(13)
Proceeds from business dispositions	-	5
Proceeds from property, plant and equipment and other asset dispositions	10	32
Other, net	3	16

Net cash used in investing activities	(234)	(409)

Financing activities:
Borrowings	917	263
Repayment of borrowings	(1,161)	(470)
Dividends paid	(81)	(81)
Other, net	(3)	(45)

Net cash used in financing activities	(328)	(333)

Net change in cash and cash equivalents	(370)	(384)
Cash and cash equivalents, beginning of period	1,643	2,034
Exchange movement on opening cash balance	(1)	(32)

Cash and cash equivalents, end of period	$1,272	$1,618

NOTE 1 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income (loss) to Total Segment EBITDA.

	For the three months ended December 31,
	2019	2018	Change	% Change
	(in millions)
Net income	$103	$119	$(16)	(13) %
Add:
Income tax expense	52	55	(3)	(5) %
Other, net	(2)	(7)	5	71%
Interest expense, net	8	15	(7)	(47) %
Equity losses of affiliates	3	6	(3)	(50) %
Impairment and restructuring charges	29	19	10	53%
Depreciation and amortization	162	163	(1)	(1) %

Total Segment EBITDA	$355	$370	$(15)	(4) %

	For the six months ended December 31,
	2019	2018	Change	% Change
	(in millions)
Net (loss) income	$(108)	$247	$(355)	**
Add:
Income tax expense	31	105	(74)	(70)%
Other, net	(6)	(27)	21	78%
Interest expense, net	4	31	(27)	(87)%
Equity losses of affiliates	5	9	(4)	(44)%
Impairment and restructuring charges	326	37	289	**
Depreciation and amortization	324	326	(2)	(1)%

Total Segment EBITDA	$576	$728	$(152)	(21)%

** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2019 and 2018.

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2019	2018	Difference	2019	2018	Difference
	(in millions)			(in millions)
As reported	$2,479	$2,627	$(148)	$355	$370	$(15)
Impact of acquisitions	(5)	-	(5)	(2)	-	(2)
Impact of divestitures	-	(5)	5	-	-	-
Impact of foreign currency fluctuations	50	-	50	10	-	10
Net impact of U.K. Newspaper Matters	-	-	-	(1)	4	(5)

As adjusted	$2,524	$2,622	$(98)	$362	$374	$(12)

	Revenues			Total Segment EBITDA
	For the six months ended			For the six months ended
	December 31,			December 31,
	2019	2018	Difference	2019	2018	Difference
	(in millions)			(in millions)
As reported	$4,819	$5,151	$(332)	$576	$728	$(152)
Impact of acquisitions	(21)	-	(21)	13	-	13
Impact of divestitures	-	(12)	12	-	(1)	1
Impact of foreign currency fluctuations	134	-	134	23	-	23
Net impact of U.K. Newspaper Matters	-	-	-	1	6	(5)

As adjusted	$4,932	$5,139	$(207)	$613	$733	$(120)

Foreign Exchange Rates

Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the six months ended December 31, 2019 and 2018 are as follows:

	Fiscal Year 2020
	Q1	Q2
Australian Dollar / U.S. Dollar	0.69	0.68
British Pound Sterling / U.S. Dollar	1.23	1.29

	Fiscal Year 2019
	Q1	Q2
Australian Dollar / U.S. Dollar	0.73	0.72
British Pound Sterling / U.S. Dollar	1.30	1.29

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2019 and 2018 are as follows:

	For the three months ended December 31,
	2019	2018	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$1,251	$1,252	-
Subscription Video Services	526	562	(6) %
Book Publishing	444	496	(10) %
Digital Real Estate Services	302	311	(3) %
Other	1	1	-

Adjusted Total Revenues	$2,524	$2,622	(4) %

Adjusted Segment EBITDA:
News and Information Services	$141	$112	26%
Subscription Video Services	74	84	(12) %
Book Publishing	63	88	(28) %
Digital Real Estate Services	123	121	2%
Other	(39)	(31)	(26) %

Adjusted Total Segment EBITDA	$362	$374	(3) %

	For the six months ended December 31,
	2019	2018	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$2,426	$2,495	(3) %
Subscription Video Services	1,074	1,127	(5) %
Book Publishing	854	914	(7) %
Digital Real Estate Services	577	602	(4) %
Other	1	1	-

Adjusted Total Revenues	$4,932	$5,139	(4) %

Adjusted Segment EBITDA:
News and Information Services	$199	$220	(10) %
Subscription Video Services	160	197	(19) %
Book Publishing	112	156	(28) %
Digital Real Estate Services	226	226	-
Other	(84)	(66)	(27) %

Adjusted Total Segment EBITDA	$613	$733	(16) %

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended December 31, 2019 and 2018.

	For the three months ended December 31, 2019

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,241	$(5)	$-	$15	$-	$1,251
Subscription Video Services	501	-	-	25	-	526
Book Publishing	442	-	-	2	-	444
Digital Real Estate Services	294	-	-	8	-	302
Other	1	-	-	-	-	1

Total Revenues	$2,479	$(5)	$-	$50	$-	$2,524

Segment EBITDA:
News and Information Services	$142	$(2)	$-	$1	$-	$141
Subscription Video Services	70	-	-	4	-	74
Book Publishing	63	-	-	-	-	63
Digital Real Estate Services	118	-	-	5	-	123
Other	(38)	-	-	-	(1)	(39)

Total Segment EBITDA	$355	$(2)	$-	$10	$(1)	$362

	For the three months ended December 31, 2018

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,257	$-	$(5)	$-	$-	$1,252
Subscription Video Services	562	-	-	-	-	562
Book Publishing	496	-	-	-	-	496
Digital Real Estate Services	311	-	-	-	-	311
Other	1	-	-	-	-	1

Total Revenues	$2,627	$-	$(5)	$-	$-	$2,622

Segment EBITDA:
News and Information Services	$112	$-	$-	$-	$-	$112
Subscription Video Services	84	-	-	-	-	84
Book Publishing	88	-	-	-	-	88
Digital Real Estate Services	121	-	-	-	-	121
Other	(35)	-	-	-	4	(31)

Total Segment EBITDA	$370	$-	$-	$-	$4	$374

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the six months ended December 31, 2019 and 2018.

	For the six months ended December 31, 2019

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$2,390	$(14)	$-	$50	$-	$2,426
Subscription Video Services	1,015	-	-	59	-	1,074
Book Publishing	847	-	-	7	-	854
Digital Real Estate Services	566	(7)	-	18	-	577
Other	1	-	-	-	-	1

Total Revenues	$4,819	$(21)	$-	$134	$-	$4,932

Segment EBITDA:
News and Information Services	$198	$(2)	$-	$3	$-	$199
Subscription Video Services	151	(1)	-	10	-	160
Book Publishing	112	-	-	-	-	112
Digital Real Estate Services	200	16	-	10	-	226
Other	(85)	-	-	-	1	(84)

Total Segment EBITDA	$576	$13	$-	$23	$1	$613

	For the six months ended December 31, 2018

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$2,505	$-	$(10)	$-	$-	$2,495
Subscription Video Services	1,127	-	-	-	-	1,127
Book Publishing	914	-	-	-	-	914
Digital Real Estate Services	604	-	(2)	-	-	602
Other	1	-	-	-	-	1

Total Revenues	$5,151	$-	$(12)	$-	$-	$5,139

Segment EBITDA:
News and Information Services	$221	$-	$(1)	$-	$-	$220
Subscription Video Services	197	-	-	-	-	197
Book Publishing	156	-	-	-	-	156
Digital Real Estate Services	226	-	-	-	-	226
Other	(72)	-	-	-	6	(66)

Total Segment EBITDA	$728	$-	$(1)	$-	$6	$733

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2019 and 2018.

	For the three months ended			For the three months ended
	December 31, 2019			December 31, 2018
	Net income attributable to stockholders	EPS		Net income attributable to stockholders	EPS
(in millions, except per share data)
Net income	$103	$		$119	$
Less: Net income attributable to noncontrolling interests	(18)			(24)

Net income attributable to News Corporation stockholders	$85		$0.14	$95		$0.16
U.K. Newspaper Matters	(1)		-	4		0.01
Impairment and restructuring charges	29		0.05	19		0.03
Other, net	(2)		-	(7)		(0.01)
Tax impact on items above	(5)		(0.01)	(6)		(0.01)
Impact of noncontrolling interest on items above	(1)		-	(2)		-

As adjusted	$105		$0.18	$103		$0.18

	For the six months ended December 31, 2019			For the six months ended December 31, 2018
	Net (loss) income available to stockholders	EPS		Net income available to stockholders	EPS
(in millions, except per share data)
Net (loss) income	$(108)	$		$247	$
Less: Net income attributable to noncontrolling interests	(34)			(51)

Net (loss) income available to News Corporation stockholders	$(142)		$(0.24)	$196		$0.33
U.K. Newspaper Matters	1		-	6		0.01
Impairment and restructuring charges (a)	326		0.55	37		0.06
Other, net	(6)		(0.01)	(27)		(0.05)
Tax impact on items above	(46)		(0.08)	(10)		(0.01)
Impact of noncontrolling interest on items above	(2)		-	(2)		-

As adjusted	$131		$0.22	$200		$0.34

(a)	During the six months ended December 31, 2019, the Company recognized $292 million of non-cash impairment charges, primarily at News America Marketing.